          [Letterhead of Southern Farm Bureau Life Insurance Company]


                                April 26, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen,

With reference to the Registration Statement on Form N-4 filed by Southern Farm Bureau Life Insurance Company ("Company") and its Southern Farm Bureau Life Variable Account with the Securities and Exchange Commission covering certain variable annuity contracts (File Nos. 333-79865; 811-09371), I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

(1) The Company is duly organized and validly existing under the laws of the State of Mississippi.

(2) The variable annuity contracts, when issued as contemplated by the said Form N-4 Registration Statement will constitute legal, validly issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the said Form N-4 Registration Statement and to the reference to my name under the caption "Legal Matters" in the Statement of Additional Information contained in the said Registration Statement. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                            Very truly yours,

                            /s/ Joseph A. Purvis
                            --------------------
                            Joseph A. Purvis
                            Senior Vice President, General Counsel and Secretary Southern Farm Bureau Life Insurance Company